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transForm

Chiro Novartis	Building a Global Leader Together	issue 2 | january 2006

For more information, please visit the integration website at:

For all Chiron Employees:

http://integrationsite.novartis.net/

For all Novartis Employees:

http://www.integrationsite.novartis.intra/

Dear colleague:

Since our first newsletter, integration planning has advanced considerably. Both the Growth Strategy and Integration Planning teams have been hard at work to develop robust plans for the future. Novartis’ intention remains to invest in Chiron’s current businesses—including BioPharma, Vaccines and Blood Testing. Further, while Novartis recently decided not to pursue a bid for the vaccines company Berna Biotech AG, Novartis is committed to creating a world-class vaccines business, with Chiron providing the entry to this dynamic and growing market. We continue to remain very optimistic that the transaction will close in the spring, and all our plans are geared toward that timeline.

The January 16, 2006, Steering Committee validated planning recommendations for both teams. Key decisions from the Steering Committee include that, in addition to a fully functional research site in Emeryville, the site will remain as a robust operating site within the Novartis network, with vaccines, blood testing, BioPharma manufacturing and key support functions.

Also, the future executive committee of the new Novartis Vaccines & Diagnostics division will operate from Emeryville for the foreseeable future. Siena, Marburg and Liverpool sites will continue to operate as part of the new division. Other Chiron sites currently remain under evaluation, and next steps on the decision-making process for these will be communicated shortly after the close of the transaction.

Staffing decisions are also being made. The majority of Chiron employees will continue in their current positions and locations. In the Vaccines and Blood Testing businesses, employees will simply become Novartis employees. The same applies to key areas in BioPharma such as the Emeryville manufacturing site. Novartis will make every effort to inform all employees of their compensation and benefits situation, including information on pension and stock options, within 120 days of the close. Announcements on senior management appointments for the new division and Biopharma are planned immediately following close of the transaction.

For those employees in BioPharma and Corporate G&A whose positions may be affected, a jointly developed and agreed-upon process will be applied.

•      The process will start following the close of the transaction, and will be completed within 60 days.

•      For employees who are not selected through this process, Novartis will provide access to a broad set of opportunities within the Novartis network of companies—Novartis is a fast-growing global organization and hires thousands of new employees every year across functions and geographies.

•      Novartis will handle all matters sensibly and in a socially compatible manner—All employees will be treated with dignity and receive the support they need to continue successfully.

Both Novartis and Chiron are performance-driven organizations, and that will not change. Our aim is to hire and retain the best talent for the right jobs. Accordingly, the selection process will be fair and transparent, performance-based, and driven by business needs. In the meantime, Chiron and Novartis employees should get to know each other to learn more about their roles in their respective organizations. This will further help in the structuring of the assessment and selection process. For further information, please refer to the “Rules of Engagement” on page 4 of this newsletter or the transition website, or consult with your human resource professional.

We hope this information provides you with some clarity on our decisions and processes. At the same time, we know this will not anticipate all your questions, so we encourage you to continue to use the “Open Access” section on the Novartis integration website:

For all Chiron Employees:

http://integrationsite.novartis.net/

For all Novartis Employees:

http://www.integrationsite.novartis.intra/

Thank you for your continued efforts, both in your integration planning work and your day-to-day business activities. We look forward to making further progress in our plans.

Sincerely,

Joerg Reinhardt & Howard Pien

The People Selection Process — Frequently Asked Questions

Q. Will all current Chiron employees be subject to the assessment and selection process?

A. Only a small number of Chiron employees will be subject to this process. In areas where the workforce plan retains current staffing levels, employees will remain in their positions and automatically transitioned to Novartis, with “onboarding” beginning after the close of the transaction; they will not go through the assessment/selection process. If, however, future needs are lower than current staffing levels, candidates will be asked to participate in the assessment/selection process. In cases where functions are being eliminated, employees will be offered in-placement and out-placement services.

Q. How will those future staffing needs be determined?

A. Staffing needs will be determined during the ongoing workforce planning process for the new Novartis Vaccines & Diagnostics division as well as Novartis Pharmaceuticals and Research (NIBR) divisions. In this process, staffing needs are identified based on the new organization structure and Novartis’ needs. For example, certain corporate G&A functions that are currently supporting either the vaccines or blood testing businesses will also be needed to support the new division after closing of the transaction. Included in the process is the definition of clear role profiles for positions to be filled; workforce planning does not, however, include choosing specific people for those positions or making job offers.

Q. When will the candidate pooling start?

A. The pooling process will begin after the transaction closes. At that time, performance data and other input will be provided by Chiron managers. In addition, the assessment/selection process will proceed along varying timelines, based on how quickly business groups can establish their future plans and the extent of the projected change in staffing levels. For example, the process will take longer in groups that are heavily dependent on confidential data, which can’t be shared between the two companies before the transaction closes.

Q. How will I be assessed as a candidate?

A. Assessments will be a fair process based on four factors:

•      prior experience (resume review);

•      past performance (3 years of past Chiron performance reviews, where available);

•      input from Chiron managers;

•      where applicable, your willingness to relocate.

Q. What’s the timeline for the selection process?

A. The assessment and selection phase will start following the close of the transaction and be completed within 60 days. However, depending on business areas, the process may proceed along varying timelines, based on how quickly business groups can establish their future plans and the extent of the projected change in staffing levels. For example, the process will take longer in groups that are heavily dependent on confidential data of ongoing business activities, which cannot be shared before the transaction closes. Therefore, the future staffing plans for certain groups will only be completed after the transaction closes.

Q. If interviews can’t be held before the transaction closes, how can I get to know the Novartis people?

A. We encourage Novartis and Chiron employees to interact across all functions and businesses, as long as the “Rules of Engagement” guidelines are followed [see chart for details]. However, it’s inappropriate to have any formal conversations regarding specific job functions or positions until the transaction is closed.

Q. Will every candidate in a “talent pool” be interviewed?

A. Only those in affected positions will proceed to candidate pooling and assessment/selection. In cases where functions are eliminated, employees will be offered in-placement and out-placement services.

Following the candidate pooling, candidates’ qualifications will be reviewed. The review will consist of:

•      Prior experience (resume review)

•      Prior performance (3 years of past Chiron performance reviews, where available)

•      Input from Chiron VPs

•      Willingness to relocate, if required

Following the assessment process, an initial slate of interviews will be scheduled as needed. This will be done on a job-position basis.

Q. How will I know when to submit my name for consideration?

A. At the appropriate time, managers will direct those who are affected by and wish to participate in this process to create a profile in BrassRing, the resume-management system used by Novartis. This will serve as an indication that you wish to be considered for positions identified in the workforce planning process. This process will begin following the close of the transaction, at which time you will receive further information on how to sign up on BrassRing.

Q. When and where will the interviews take place?

A. Interviews will be conducted at the location of the position for which the candidate is applying. Schedules will be determined by each business group.

Q. There are open positions on the Novartis website that I’d like to apply for. Am I permitted to do so?

A. Novartis will not make any special considerations for applications from Chiron employees submitted prior to the closing of the transaction. That said, we will make a concerted effort to place qualified Chiron employees in open positions at other Novartis groups if they will not be joining Novartis through the assessment/selection process, and are willing to relocate.

Q. What happens if I turn down a job offer from Novartis? Does that mean I’m ineligible for a severance package from Chiron?

A. If you are offered a comparable position in Novartis and choose not to pursue the opportunity, you will not be eligible for the Chiron severance package.

Q. What are my options if my position is eliminated, or I am not chosen during the assessment/selection process?

A. In-placement and out-placement services will be offered in these cases. In-placement is appropriate for qualified Chiron employees who are willing to relocate, and have not been selected to continue in their current jobs. The in-placement system begins with creating a profile in Novartis’ BrassRing staffing system, which then matches profiles with open jobs worldwide. Candidates will be considered and interviewed for jobs using the standard Novartis staffing process.

In cases where in-placement is not appropriate or is unsuccessful, out-placement services will be offered to help those employees with their external job searches.

“RULES OF ENGAGEMENT”

Interactions between Novartis and Chiron employees prior to close:

DO get to know each other personally and informally

DO exchange personal information such as resumes and contact information

DO discuss the value proposition and opportunities at Novarts

DO discuss longer-term career aspirations and how Novartis can support them

DO NOT distract Chiron employees from their current responsibility to drive Chiron’s business

DO NOT request performance data for individuals

DO NOT make job offers prior to close

DO NOT hire any Chiron employees if the deal does not close

Expanding a Vision—with a New Identity

As part of the integration planning, we’re pleased to introduce to you the name for the future division—Novartis Vaccines & Diagnostics.

The core of our business is to meet the needs of our customers, which is reflected in elements to be considered when defining the vision for the new Novartis Vaccines & Diagnostics division.

These elements include:

•      Build a best-in-class vaccines and diagnostics business that serves the global community.

•      Bring high-quality, safe vaccines and diagnostic tools to customers and patients, addressing public health needs and helping to reduce the healthcare burden.

•      Focus on research and innovation to develop breakthrough technologies, by being quick to identify new opportunities and acting on them.

Novartis Vaccines & Diagnostics will consist of two business units: Novartis Vaccines and Chiron, the blood testing and diagnostics group.

The Chiron name will be retained for the blood testing and diagnostics business unit, capitalizing on Chiron’s reputation, favorable brand equity and name recognition in this area. The Chiron business unit will continue to be based in Emeryville.

The Novartis Vaccines business unit will be made up of the current Chiron Vaccines function including among others research, development, marketing and sales and manufacturing as well as key support functions currently leveraged from Chiron’s corporate and biopharma functions. Novartis Vaccines will be able to take advantage of and leverage the strong Novartis brand globally.

We believe these decisions will enable us to create a strong identity for the new division in the marketplace, while clearly delineating the business units. The logo you see here will be used to identify the new division both internally and externally, in printed materials and online. After the close of the transaction, you will receive instructions on how to use the new divisional as well as business unit branding for daily business tools such as stationery and business cards.

The “Novartis Vaccines & Diagnostics” label for the new division may raise some eyebrows, given that Chiron’s current diagnostics business is focused on blood testing. However, we believe that the current blood testing business, combined with some of Novartis’ in-house diagnostic expertise, provide the platform to grow and expand this business unit and to investigate opportunities in molecular diagnostics taking us, in the longer term, beyond the current blood-testing business.

On the vaccines side, we see long-term opportunities in therapeutic vaccines and cancer vaccines—those currently in Chiron’s pipeline and those that will be developed. This will be complemented by Chiron’s current strengths in flu, travel and pediatric vaccines.

Again, we want to reiterate current decisions and assumptions on site locations for the Novartis Vaccines & Diagnostics division. The future executive committee of the new Novartis Vaccines & Diagnostics division will operate from Emeryville for the foreseeable future. Siena, Marburg and Liverpool sites will continue to operate as part of the new division. Other sites currently remain under evaluation and next steps on the decision making process for these will be communicated shortly after the close of the transaction.

From now until the February Steering Committee meeting, it is essential to continue to maximize current and identify new business opportunities. A clear plan for resources needed for the business and support functions is in development—the majority of current vaccines and blood testing employees will become part of the new division after the close of the transaction. We will share the proposed organizational structure and plans as soon as possible. We look forward to growing this new business together, building on the foundation of innovative products with a long heritage and an attractive pipeline to meet the public health needs of tomorrow.

Novartis Vaccines & Diagnostics Elements of our vision for the future

At Novartis Vaccines & Diagnostics, we are building a best-in-class business that serves the global community.

We aim to bring high-quality, safe vaccines and diagnostic tools to customers and patients, addressing public health needs and helping to reduce the health-care burden.

We focus on research and innovation to develop breakthrough technologies, quickly identifying new opportunities and acting on them.

Day 1 Outlook

What is Day 1?

“Day 1” is the day that Chiron will officially begin operating as part of the Novartis group of companies. It occurs after the transaction has “closed”—eg, all necessary approvals are received and financial agreements are met. Close of the transaction is officially recognized as the start date of the newly combined organization – it has legal and financial implications, but does not generally impact employees in any significant way. “Day 1”, on the other hand, is a selected day (or days), commonly scheduled to follow within a few days after close, to recognize the change with employees of the two companies. Day 1 serves as a marker to acknowledge that employees may now begin interacting as members of the same group of companies. When organizations are geographically dispersed, as Chiron is, Day 1 is often scheduled over multiple days so that executives can visit with employees at multiple sites.

On December 5, 2005, Chiron and Novartis received clearance from the US Federal Trade Commission on the proposed transaction. Additional milestones to be achieved before closing the transaction include:

•      Approval from the European Commission, with first feedback expected on February 6

•                  Approval on the Exon-Florio filing under the Homeland Securities Act, with first feedback expected on January 24

•                  Shareholder approval on the proposed transaction, with the shareholder meeting expected to be scheduled near the end of February

We remain confident that the transaction will close this spring and anticipate that, Day 1 could be as early as mid-March, but exact timings are not determined.

We will provide more information on Day 1 plans in future editions of the transForm newsletters.

For the majority of employees, the close of the transaction and Day 1 will not have any immediate effect on their daily business tasks.

Some things you already know before Day 1

•                  The Vaccines and Blood Testing businesses will together form the new Novartis Vaccines & Diagnostics division — an independent entity within the Novartis network with its own R&D, production, back office, marketing and sales functions.

•                  The Novartis Vaccines & Diagnostics division’s executive committee will operate from Emeryville for the foreseeable future. Additional Vaccines sites, such as Siena, Marburg and Liverpool, also will continue to operate as part of the new division; in addition, Philadelphia and Oxford will continue to operate for the foreseeable future. Other Chiron sites currently remain under evaluation and next steps on the decision-making process for these will be communicated shortly after the close of the transaction.

•                  Emeryville will remain as a robust operating site within the Novartis network, with vaccines, blood testing, research, BioPharma manufacturing and key support functions.

What you will know on Day 1

•                  Employees in Vaccines and Blood Testing will be familiar with the basic organizational structure of the new Novartis Vaccines & Diagnostics division. Announcements on senior management appointments for the new Novartis Vaccines & Diagnostics division are planned immediately following close of the transaction.

•                  Most BioPharma and current corporate G&A employees will know their direct and indirect managers and reporting lines within Novartis Pharmaceuticals, Novartis Corporation as well as the Novartis Institute for Biomedical Research (NIBR). Approximately 80% of Chiron employees will continue in their current positions and locations.

•                  The process and criteria for the people selection process for employees in “affected” positions (approximately 20% of the Chiron population, mostly from BioPharma and corporate G&A).

•                  Employees will know if they are part of the candidate pool for specific jobs and what next steps will be required of them, or if they are eligible for in-placement and out-placement services.

•                  Processes needed to do your job, such as ordering supplies, booking travel and submitting expenses.

•                  The process for communicating with external stakeholders (customers, business partners, etc.).

•                  Templates will be provided where appropriate.

What you may not know on Day 1

•                  For some employees, your permanent job title and position

•                  The candidate pooling and selection processes cannot be started until after the transaction closes, so final staffing decisions and announcements won’t be made until after Day 1. This process will be completed no later than 60 days following the transaction close.

•                  Changes to compensation and benefits

•                  Following the close of the transaction current compensation and benefit plans will be further evaluated. An update on the future compensation and benefits plans for 2007, including information on pension and stock options, will be communicated no later than 120 days following the close of the transaction.

•                  Details of job eliminations

•                  Job elimination decisions won’t be made until workforce planning is completed and approved.

•                  Decisions on permanent (post-2006) site locations

•                  As noted, the current Vaccines and Blood Testing businesses will remain at their current locations. In addition, the divisional leadership will be provisionally based in Emeryville through 2006.

•                  Portfolio decisions

•                  Certain confidential data can’t be shared between Chiron and Novartis until the transaction closes, so decisions on products won’t be made until after Day 1.

•                  If your objectives and targets for 2006 change

Novartis Pharma—“The Bottom Line is the Patient”

Thomas Ebeling
CEO, Novartis
Pharmaceuticals

The Novartis Pharmaceuticals division is a world leader in the discovery, development, manufacture and marketing of prescription medicine. The goal of Novartis Pharmaceuticals is to provide a broad portfolio of innovative, effective and safe products and services to patients through healthcare professionals around the world.

The product portfolio contains leading brands in both General Medicines as well as in the Specialty Fields such as Oncology & Hematology, Ophthalmics, Infectious Diseases, Transplantation & Immunology. Novartis Pharmaceuticals has more than 40 key marketed products in all, many of which are leaders in their respective therapeutic areas. The Development pipeline is one of the most highly regarded in the industry, with more than 75 projects in various stages of clinical development. This includes new products as well as potential new indications or formulations for existing products.

In 2005, we posted sales of $20.3 billion, with continued strong spending on Research & Development. At Novartis, however, “the bottom line is the patient. Simply put, we’re here to meet his or her needs. Discovering, developing and providing access to innovative medicines is a fundamental philosophy at Novartis Pharma,” says division CEO Thomas Ebeling.

Ebeling says individual employees play the most crucial role at the company, and the division has many programs in place to nurture associates. “Thoughtful, motivated employees are our greatest resource. Great ideas come from people—they aren’t generated on spreadsheets,” he says.

The General Medicines unit at Novartis Pharma encompasses five therapeutic areas: Cardiovascular & Metabolism; Neuroscience; Respiratory; Dermatology; and Arthritis, Bone, Gastrointestinal and Urinary Incontinence.

Novartis’ Cardiovascular & Metabolism therapeutic area contains the blockbuster hypertension treatment, Diovan, as well as two key pipeline compounds, Galvus (vildagliptin, formerly known as LAF237) for type 2 diabetes and the oral rennin inhibitor Rasilez (aliskiren, formerly known as SPP100) for hypertension. Novartis is a world leader in offering products to treat cardiovascular disease, particularly high blood pressure, elevated cholesterol, chest pain and heart failure.

Novartis Oncology & Hematology ranks as one of the largest and fastest-growing oncology businesses in the industry, with a pipeline that is broad and deep. We provide a range of innovative therapies and practical solutions for cancer patients, including those with advanced malignancies involving bone, as well as for patients suffering from iron overload resulting from chronic blood transfusions. Gleevec/Glivec, which treats certain forms of life-threatening gastrointestinal stromal tumors and chronic myeloid leukemia, is one of the first oncology drugs that validates “rational drug design” based on an understanding of how cancer cells work. Gleevec/Glivec is now seeking to become the first targeted treatment for adult patients with Philadelphia chromosome-positive acute lymphoblastic leukemia (Ph+ALL), either as a single agent or in combination with chemotherapy. It is also being studied as a potential treatment in other indications, including glioblastoma multiforme, an aggressive brain tumor.

David Epstein, President and CEO of Novartis Oncology, says Novartis Pharma’s success comes from consistently delivering innovative therapies to address unmet medical need of patients. “We keep pushing forward with a goal of leaving no patient behind. That’s what motivates people to come to work every day, and makes our work worthwhile.”

NIBR: Meeting Today’s Challenges Through Innovation

Mark Fishman President, NIBR

At the Novartis Institutes for BioMedical Research (NIBR), all of our scientific efforts, whether internal or with others, start and end in the clinic. As Novartis AG’s discovery arm, we share an unwavering focus on the patient from the earliest points in discovery and are committed to pursuing innovative science to meet patients’ unmet medical needs. “Our mission is to develop new therapies to treat and cure disease in patients around the world—no matter how small the associated patient population,” says Mark Fishman, President, Novartis Institutes for BioMedical Research.

We cast a wide net in our work, focusing on a broad range of disease areas for which there is no or inadequate treatment. We are fortunate to have the financial and intellectual resources to pursue innovative projects and the freedom to inquire widely in areas some others might consider too risky. We support our people with an R&D expenditure that ranks as one of the highest in the industry relative to sales, 18%, with outlays of $3.5 billion.

Our size—some 3,000 associates in the U.S., Europe and Asia—works heavily in favor of our individual scientists. We have a “critical mass” of scientific expertise within NIBR that allows our scientists to find the synergies that help drive their work forward. We have combined the best from the academic, biotechnology and pharmaceutical research cultures to create a unique working environment that is open, entrepreneurial, collaborative and unwilling to accept conventional wisdom or barriers.

NIBR is an idea whose time has come. Recent scientific advances, such as the completion of the human genome sequence and scale-up of massive parallel experimentation, are providing vast amounts of new information. Our challenge is to interpret this information in the context of human physiology and pathway biology. The end result will be new medicines to treat and cure patients.

Pathway biology and genetics center our discovery efforts as we combine traditional approaches to pharmaceutical discovery with emerging tools and concepts from the chemical and biological sciences. In addition, we are erasing the gap between research and development teams by extending and integrating data from research programs into early clinical studies, using proof of concept trials.

Our Translational Medicine team helps design these innovative early studies in man—integrating biomarker, genetic, imaging and clinical safety information—to enable a recommendation regarding further investment in full development. These trials rapidly assess mechanism of action and/or efficacy in humans, allowing the company to halt development of ineffective compounds at a much earlier stage, or to pursue promising compounds full steam ahead.

Because NIBR’s responsibility is to patients, we recognize the value of scientific advances made outside of NIBR and work openly and collaboratively with academic partners and biotechnology companies. We forge strategic alliances that are more successful than either party would be alone in bringing new drugs for unmet medical needs to the market. In 2005, NIBR entered into 240 agreements in 21 countries, including more than 80 with biotechnology companies and at least 150 with academic centers.

All of our scientific efforts, whether internal or in collaboration with external partners, find their beginning and end in the clinic. We have an unwavering focus on the patient from the earliest points in discovery and are committed to pursuing innovative science to meet unmet medical need. No matter what the size of the associated patient population, we will develop new therapies that will treat and cure disease in patients around the world.